FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC. ANNOUNCES SECOND QUARTER
EARNINGS FOR 2004

CONTACT:	Lorin E. Krueger	Brett Maas
	Chief Executive Officer	Hayden Communications
	(507) 625-7231	(212) 988-2206

http://www.winland.com/

>	10th CONSECUTIVE QUARTER OF PROFITABILITY
>	33% INCREASE IN REVENUE VS SECOND QUARTER OF 2003

MANKATO, Minn. /July 20, 2004 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems announced today its financial results for the second quarter and six-month period ended June 30, 2004.

Revenues for the second quarter increased 33 percent to $5.8 million from $4.3 million in the second quarter of last year. Gross profits for the quarter were $989,108, a slight increase from the $986,399 for the second quarter of 2003. Income from operations decreased 35.7 percent to $157,283 from $244,616 as the Company continued to invest in an enhanced sales and marketing function, hired additional technical and manufacturing personnel and integrated new products into the manufacturing process. Net income for the second quarter was $78,866, or $0.02 per basic and fully diluted share, from $133,949, or $0.04 per basic and fully diluted share, in the second quarter of 2003, representing a decrease of 41 percent.

Lorin Krueger, Winland’s Chief Executive Officer, commented, “We are continuing to focus on enhancing our technical prowess with the hiring of highly trained engineering and technical personnel. In addition, we have established a stronger sales and marketing team focused on continuing to grow revenues with a more diversified customer base. We made positive strides in each of these key areas during the quarter, and I am particularly pleased that we added 23 new products to our manufacturing portfolio during the quarter, bringing our total to 44 new products which have been brought into production in 2004. These new products required initial expenditures; nevertheless, I am pleased that Winland continued to operate at a profitable level with a measurable increase in revenues.”

For the first six months of 2004, revenues increased 11.7 percent to $10.9 million from $9.8 million in the first six months of last year. Gross profits for the six months were $2.4 million for both 2004 and 2003. Income from operations for the first six months was $529,728 down from $851,409 for the first six months of 2003, a decrease of 37.8 percent due primarily to the Company’s new customer product startups, which required additional staff and training. Net income for the first six months was $297,390, or $0.09 per basic and $0.08 per fully diluted share, down from $492,640, or $0.15 per basic and $0.14 per fully diluted share, in the first six months of 2003.

The balance sheet remained strong as shareholders’ equity increased 5.5 percent to $6.0 million as of June 30, 2004, from $5.7 million on December 31, 2003. The Company reported $205,892 in cash, while both accounts receivable and inventory levels increased as a result of the new product integration process. The Company completed the quarter with a current ratio of 1.54 to 1.

Mr. Krueger continued, “Our ongoing message and internal objective has been to ‘build the path toward growth, diversification and consistent profitability.’ Clearly, we continue to make progress on this objective, as evidenced by our tenth consecutive profitable quarter despite uncertain economic conditions and a global competitive environment in our industry. We continue to see strong requirements from our largest client, Select Comfort Corporation, but we remain focused on diversifying and building our customer base. The addition of 44 new manufacturing line items spread across multiple current and new customers, year-to-date, is encouraging as we pursue this key objective. More importantly, this new business is in line with our stated objective of becoming a full service partner with our customers offering additional value added services such as design and continuing engineering support. Our backlog remained strong, a positive signal as we ended the quarter with a backlog of $10.8 million. We remain optimistic about our growth opportunities and are positioning the Company to execute on these opportunities.”

Management will conduct a conference call to discuss its financial results today at 4:15 p.m. EDT. Interested parties may access the call by calling 1-888-394-8091 from within the United States, or 1-973-935-2404 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.winland.com. Following prepared remarks, management will take questions from the audience via phone and e-mail. A replay will be available through July 26, 2004, and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 4969099. A replay of the teleconference will also be archived on the investor relations portion of the Company’s website.

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

-Tables Follow-

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended June 30, 2004 and 2003
(UNAUDITED)

	2004	2003
Net sales	$5,775,879	$4,347,028
Cost of sales	4,786,771	3,360,629
Gross profit	989,108	986,399
Operating expenses:
General and administrative	357,831	337,567
Sales and marketing	313,961	224,127
Research and development	160,033	180,089
	831,825	741,783
Operating income	157,283	244,616
Other income (expenses):
Interest expense	(34,152)	(35,661)
Other, net	13,735	3,994
	(20,417)	(31,667)
Income before income taxes	136,866	212,949
Income tax expense	(58,000)	(79,000)
Net income	$78,866	$133,949
Earnings per share data:
Basic	$0.02	$0.04
Diluted	0.02	0.04
Weighted-average number of common shares outstanding:
Basic	3,358,788	3,284,109
Diluted	3,538,104	3,419,748

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Six Months Ended June 30, 2004 and 2003
(UNAUDITED)

	2004	2003
Net sales	$10,935,439	$9,790,181
Cost of sales	8,534,061	7,389,540
Gross profit	2,401,378	2,400,641
Operating expenses:
General and administrative	825,418	716,660
Sales and marketing	630,499	456,045
Research and development	415,733	376,527
	1,871,650	1,549,232
Operating income	529,728	851,409
Other income (expenses):
Interest expense	(64,182)	(78,991)
Other, net	21,844	4,222
	(42,338)	(74,769)
Income before income taxes	487,390	776,640
Income tax expense	(190,000)	(284,000)
Net income	$297,390	$492,640
Earnings per share data:
Basic	$0.09	$0.15
Diluted	0.08	0.14
Weighted-average number of common shares outstanding:
Basic	3,358,169	3,280,066
Diluted	3,563,973	3,420,329

BALANCE SHEET HIGHLIGHTS

	June 30,	December 31,
	2004	2003
Cash	$205,892	$1,412,058
Total Current Assets	$7,373,480	$6,041,208
Net Property and Equipment	$4,458,776	$3,592,740
Total Assets	$11,832,353	$9,634,122
Total Current Liabilities	$4,794,315	$2,459,579
Total Long-Term Liabilities	$1,065,647	$1,513,789
Stockholder’s Equity	$5,972,391	$5,660,754
Total Liabilities and Equity	$11,832,353	$9,634,122